EXHIBIT 99

Connecting with Our Shareholders

[LOGO] First Interstate BancSystem
               Third Quarter 2002

To our shareholders,

The company surpassed a new record high of $3.5 billion in assets during the third quarter! Our focus on growth and earnings continues to reap rewards.

First Interstate BancSystem’s third quarter net earnings of $8,357,000, or $1.07 per diluted share, compare to $8,852,000 or $1.12 per diluted share for the same period in 2001. Net income for the third quarter 2001, as adjusted for the add back of goodwill amortization not included in 2002 earnings was $9,319,000 or $1.18 per diluted share. The return on average common equity (ROAE) was 14.10% in third quarter 2002, compared to 17.47% in third quarter 2001. The decline in ROAE was due to earnings retention as well as the decline in net income. Based on third quarter net income, a dividend of $.32 per share was paid on October 15, 2002.

Third quarter 2002 earnings were impacted by several significant factors. First, with historical low residential mortgage rates, refinancing activity has increased to an all-time high. Therefore, we recorded an impairment of our mortgage servicing rights of $2,937,000 to reflect the likelihood of prepayment acceleration of our existing mortgage servicing portfolio. In addition, the decline in mortgage rates resulted in acceleration in the amortization of our remaining mortgage servicing rights. In third quarter 2002 amortization was $768,000 compared to $285,000 in the third quarter 2001. Partially offsetting this impairment was a gain of $2,102,000 resulting from the sale of investment securities. Second, we recorded a one-time gain on the sale of our Greybull branch of $1,203,000. Third, a charge of $847,000 was recorded to reflect the lower value of assets being held for sale. These factors were largely responsible for driving our efficiency ratio up to 70.99% for the quarter, as compared to 63.70% last year. Excluding these three factors, our efficiency ratio would have been 67.08%.

Net interest income of $34,688,000 in the most recent quarter was $1,933,000 more than the comparable quarter last year due to strong balance sheet growth. Average loans were up 7% and average deposits were up 11% from third quarter 2001. However, third quarter net interest margin has declined to 4.63%, down 12 basis points from 2001. The decline was even more pronounced when compared to second quarter 2002 net interest margin of 4.87%. The decline in the margin was due principally to earning assets repricing more rapidly than interest bearing liabilities.

This past quarter we announced our intent to purchase Silver Run Bancorporation. Silver Run is the parent company of United States National Bank of Red Lodge, which has deposits of approximately $39,000,000 and total assets of $49,000,000. The acquisition is expected to close in January 2003. We also anticipate opening another branch in Jackson and a loan production office in Butte in first quarter 2003.	Financial Highlights
	Three Months ended September 30
	in thousands except per share data	2002	2001	% Change

	(unaudited)

	OPERATING RESULTS
	Net income	$8,357	$8,852	-5.6%
	Net income as adjusted	8,357	9,319	-10.3%
	Diluted earnings per share	1.07	1.12	-4.5%
	Diluted earnings per share as adjusted	1.07	1.18	-9.3%
	Dividends per share	0.33	0.31	6.5%

	PERIOD END BALANCES
	Assets	3,500,953	3,208,981	9.1%
	Loans	2,226,715	2,083,777	6.9%
	Investment Securities	716,019	687,929	4.1%
	Deposits	2,894,158	2,600,569	11.3%
	Common Stockholders’ Equity	238,366	219,525	8.6%
	Common Shares Outstanding	7,811	7,839	-0.4%

	QUARTERLY AVERAGES
	Assets	3,425,602	3,130,454	9.4%
	Loans	2,236,252	2,090,764	7.0%
	Investment Securities	674,119	583,799	15.5%
	Deposits	2,825,102	2,548,931	10.8%
	Common Stockholders’ Equity	235,161	211,654	11.1%
	Common Shares Outstanding	7,799	7,838	-0.5%

In the third quarter 2002 the Company invested $50,000,000 in BOLI (bank owned life insurance). This investment will result in improved earnings to assure continued competitive employee benefits for years to come.

The significant level of employee and director ownership has been vital to our Company’s long-term success. In September, another successful stock offering to employees and directors was completed, totaling $3,821,400. This represents approximately a $1,000,000 increase over last year’s offering!

	We are very pleased with the Company’s performance in spite of these volatile economic times. We continue to be led by our community banking strategy as well as our Company values. Our focus on these principles has provided us with continued growth and earnings. We thank all the employees and directors for your efforts that have led to our continued success.

	/s/ Lyle R. Knight		/s/ Terrill R. Moore

	Lyle R. Knight		Terrill R. Moore
	President		Chief Financial Officer
	Chief Operating Officer

Third Quarter 2002	Connecting with Our Customers

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share data)					CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (In thousands)

	Three Months Ended September 30		Nine Months Ended September 30			09/30/2002	09/30/2001
	2002	2001	2002	2001

					ASSETS

Total interest income	$51,269	$55,846	$152,683	$165,720	Cash and due from banks	$235,660	$167,386
Total interest expense	16,581	23,091	49,878	74,525	Federal funds sold	92,845	28,545
					Interest bearing deposits	15,547	68,337
Net interest income	34,688	32,755	102,805	91,195	Investment securities	716,019	687,929
Provision for loan losses	2,132	2,286	6,739	4,817	Loans	2,226,715	2,083,777
Net interest income after					Less: allowance for loan losses	35,827	34,414
provision for loan losses	32,556	30,469	96,066	86,378
Noninterest income	17,707	13,399	44,801	37,204	Net loans	2,190,888	2,049,363
Noninterest expense	37,197	29,941	100,311	86,886	Premises & equipment, net	92,573	91,804
					Accrued interest receivable	23,335	28,632
Income before taxes	13,066	13,927	40,556	36,696	Goodwill and core deposit intangibles	37,748	39,751
Income taxes	4,709	5,075	14,660	13,242	Other real estate owned, net	1,196	1,851
					Other assets	95,142	45,383
NET INCOME	$8,357	$8,852	$25,896	$23,454
					TOTAL ASSETS	$3,500,953	$3,208,981
Goodwill adjustment (1)	—	467	—	1,429

NET INCOME AS ADJUSTED	$8,357	$9,319	$25,896	$24,883	LIABILITIES AND STOCKHOLDERS’ EQUITY

					Deposits	$2,894,158	$2,600,569
COMMON SHARE DATA:					Fed funds purchased	0	3,500
Diluted EPS	1.07	1.12	3.31	2.95	Securities sold under repurchase agreements	270,076	263,439
Diluted EPS, as adjusted	1.07	1.18	3.31	3.13	Other liabilities	25,588	31,281
Dividends	0.33	0.31	0.97	0.84	Other borrowed funds	8,136	11,727
Book value			30.52	28.00	Long - term debt	24,629	38,940
Tangible book value			25.68	22.93	Trust preferred securities	40,000	40,000
Appraised value			*	42.00
					TOTAL LIABILITIES	3,262,587	2,989,456
* Currently not available, $45.00 as of June 30, 2002					Common stockholders’ equity	238,366	219,525

					TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,500,953	$3,208,981

SELECTED RATIOS (UNAUDITED)	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001		DILUTED EPS(1)

PERFORMANCE (1)					1Q2001	0.87
Return on avg common equity	14.10%	17.47%	15.09%	16.20%	2Q2001	1.09
Return on avg common equity excl. market adj of securities	14.40%	17.79%	15.39%	16.42%	3Q2001 4Q2001	1.18 1.04
Return on avg assets	0.97%	1.18%	1.04%	1.10%
Net interest margin, FTE	4.63%	4.75%	4.76%	4.64%	1Q2002	1.13
Efficiency ratio	70.99%	63.70%	67.96%	66.38%	2Q2002	1.11
					3Q2002	1.07
CREDIT QUALITY (PERIOD END)
Annualized net charge offs to average loans			.30%	.21%
Allowance for loan losses to loans			1.58%	1.64%
Allowance for loan losses to non-accruing loans			150.16%	149.70%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			6.90%	6.77%
Avg loans to avg deposits			80.47%	82.86%

(1) adjusted for the add back of goodwill amortization net of income tax benefits